Exhibit 99.1

News Limited

Friday November 2, 2012

Statement from News Limited regarding the acquisition of Consolidated Media Holdings

News Limited CEO Mr Kim Williams welcomed the Federal Court's approval of the proposed Scheme of Arrangement to acquire 100 per cent of the shares in Consolidated Media Holdings.

Having already received support from CMH shareholders and approvals from the Australian Competition and Consumer Commission and Foreign Investment Review Board, this means that News can now move to complete the transaction.

Mr Williams said, "FOXTEL and FOX SPORTS are two outstanding companies that have prospered by providing a world-class service to their consumers and advertisers. Seek Asia is also an attractive asset with excellent regional Asian positioning.

"More closely aligning our existing brands with those in the FOXTEL and FOX SPORTS portfolio offers opportunities to better serve customers and to grow all our businesses in a connected way.

"Along with recent investments in businesses such as Business Spectator and Eureka Report (with the acquisition of Australian Independent Business Media) and SportingPulse, and the continuing significant renewal investments in our technology and people, this transaction is a clear demonstration of News' vision and strategy for future growth."

News Limited expects the transaction to be completed on November 19.

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Released by News Limited Corporate Affairs

For further details contact:
Stephen Browning - Head of Corporate Affairs
T: +61 2 9288 7850
M: +61 432 961 773
E: stephen.browning@news.com.au

About News Limited

News Limited, a wholly owned subsidiary of News Corporation, is Australia's number one media company. Each month News reaches over 13 million Australians through its portfolio of national, metropolitan, regional, community and specialist multi-platform brands.

Connecting with its consumers in print, online and through mobile devices, News' brands include The Australian, The Daily Telegraph, Herald Sun, The Courier-Mail, The Advertiser (Adelaide), The Sunday Times (Perth), The Mercury (Hobart), NT News, Townsville Bulletin, The Cairns Post, Gold Coast Bulletin, Geelong Advertiser, The Weekly Times, news.com.au, Eureka Report, Business Spectator, Vogue Australia, GQ, donna hay, Kidspot and taste.com.au.

Every week News prints and distributes around 17 million newspapers, of which around 11.5 million are paid copies. The balance is made up of commuter newspaper mX, which is distributed in Sydney, Melbourne and Brisbane, and the NewsLocal (NSW), Leader (VIC), Messenger (SA) and Quest (QLD) community newspapers. News' digital footprint extends to 8.1 million Australians (UAs).

News also has significant investments in allied Australian media enterprises FOXTEL, Fox Sports Australia, the REA Group and AAP.